EXHIBIT 99
CORPORATE INVESTOR RELATIONS 5333 - 15TH AVENUE SOUTH, SUITE 1500	CLIENT: CONTACT:	WILSHIRE STATE BANK Brian E. Cho, SVP & CFO 213.387.3200 www.wilshirebank.com
SEATTLE, WA 98108 206.762.0993 www.stockvalues.com	NEWS RELEASE

WILSHIRE BANCORP DECLARES CASH DIVIDEND

LOS ANGELES, CA - December 2, 2005 - Wilshire Bancorp, Inc. (Nasdaq: WIBC) announced today that its Board of Directors has declared a cash dividend of $0.04 per common share. The dividend will be payable on or about January 17, 2006, to shareholders of record at the close of business on December 31, 2005.

In the Small Business Administration’s fiscal year 2005, which ended on September 30, 2005, Wilshire State Bank was the top SBA lender in the Los Angeles district and the nation among all banks with a focus on the Korean-American market. Compared to all SBA lenders, Wilshire was the top producer in Washington State, second in Los Angeles, and 14th in the nation.

Wilshire Bancorp and its Wilshire State Bank subsidiary have received significant accolades for growth, performance and profitability. In September 2005, Fortune named Wilshire the 79th fastest growing public company in the nation. A month earlier, U.S. Banker magazine ranked Wilshire seventh on its list of the Top 100 Publicly Traded Mid-Tier Banks, those with less than $10 billion in assets, based on their three-year return on equity. In addition, Sandler O’Neill has identified Wilshire as one of its Bank and Thrift Sm-All Stars in each of the last two years, among just 38 companies out of 573 with market capitalizations below $2 billion.

Headquartered in Los Angeles Wilshire State Bank operates 16 branch offices in California and Texas and nine Loan Production Offices in San Jose, Seattle, Oklahoma City, San Antonio, Las Vegas, Houston, Atlanta, Denver and New York, and is an SBA preferred lender at all of its office locations. The Bank is a community bank with a focus on commercial real estate lending and general commercial banking, with its primary market encompassing the multi-ethnic populations of the Los Angeles Metropolitan area. Wilshire Bancorp’s strategic goals include increasing shareholder and franchise value by continuing to grow its multi-ethnic banking business and expanding its geographic reach to other similar markets with strong levels of small business activity.

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NOTE: Transmitted on Business Wire at 3:30 am PDT on December 2, 2005.